EXHIBIT 99.1

Denver Post says Midway Gold was the top-performing stock in Colorado for 2011
February 7, 2012

Denver, Colorado – Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX-V; MDW:NYSE-AMEX) reports that on December 31, 2011, the Denver Post reported that Midway was Colorado’s top-performing stock in 2011 with a 151% share price increase. Midway is traded on both the NYSE Amex and TSX Venture stock exchanges.

Dan Wolfus, CEO and Chairman said, "The Company’s 2011 growth was fueled by aggressive and successful exploration and development programs at the Company’s Pan, Gold Rock, and Tonopah projects and by the advancement of the Spring Valley project by our partner Barrick. We are excited by the rapid progress we made toward production at Pan, and our permitting team continues to be diligently focused on the mine permit process. At Spring Valley, we more than doubled the resource estimate and Barrick started to transition the project from exploration to mine development. At Gold Rock, our successful validation will allow us to include hundreds of historic drill holes in a new resource estimate expected to be complete in early 2012. This year’s successful work is de-risking the projects, helping to create shareholder value, and puts the Company in a strong position to continue our path to production.”

2011 Highlights

●	Expanded Pan to over a million ounces of Measured and Indicated resource

●	Completed a Feasibility Study at Pan that shows robust project economics

●	Initiated the permitting process at Pan by filing a Plan of Operations which has been deemed complete

●	Updated the resource at Spring Valley to more than double the previous estimate

●	Substantially increased the Spring Valley resource in the Measured and Indicated categories

●	Barrick initiated the transition of Spring Valley from exploration to mine development

●	Barrick completed 15,953 meters (52,340 feet) of drilling at Spring Valley

●	Midway completed 23,141 meters (75,920 feet) of drilling on all other projects

●	Completed a two-stage validation of historic drilling results at Gold Rock

●	Initiated a 43-101 resource estimate for Gold Rock; to be complete in early 2012

●	Completed core drilling at Tonopah to test the geologic model

●	Midway was added to the U.S. broad-market Russell 3000® Index

●	Midway was added to the Market Vector Junior Gold Miners (GDXJ) ETF

●	Midway now qualifies as a Development Stage company under SEC guidelines.

Pan Project

Midway’s numerous achievements in 2011 were led by the rapid advance of the Pan project toward production.  The Pan project was targeted to be Midway’s first mine after a positive Prefeasibility Study was completed early in the year.  The 2011 drill program of 11,238 meters in 43 holes resulted in expansion of the measured and indicated resource to over one million ounces of gold (see press release dated October 4, 2011). Using this resource, a Feasibility Study was completed in November that shows the NPV of the project is robust at a range of gold prices, ranging from $123 million at $1,200/oz gold to $344M at $1,900/oz gold. The IRR grows from 32% to 79% using the same gold price range.  Both use a 5% discount rate and are after-tax figures (see press release dated November 15, 2011).

Pan Project, Updated Resource, October 2011
0.14 gpt cutoff	Measured	Indicated	Inferred	Measured + Indicated
Tonnes	36,920,000	43,118,000	3,928,000	80,037,000
Ounces Gold	579,000	551,000	45,000	1,130,000
Grade (gpt)	0.49	0.40	0.36	0.44
Independent NI 43-101 Updated Resource Technical Report by Gustavson Associates, LLC – Oct, 2011

While the engineering and resource development programs were underway, Midway permitted an expanded exploration drilling program and also developed a Plan of Operations for a mining permit. This Plan was submitted to the BLM and the NDEP in November and has since been deemed complete. A Plan of Operations must be complete before the official permitting process can begin. The Plan was supported by numerous environmental baseline studies.

Gold Rock Project

Additionally, Midway has conducted significant mine development drill programs at the Gold Rock and the Tonopah projects (formerly the Midway project). The Gold Rock project, 8 km away from Pan and with similar host rocks, alteration, and gold mineralization, is considered next in line for production. Analysis of 673 historical drill holes within and surrounding the previously mined Easy Junior open pit, identified a gold zone 2500 meters long that may represent a bulk tonnage epithermal gold target. A two stage verification program was initiated to validate the historic data. A detailed review of location surveys, assay certificates, coordinate conversions, and analysis of drill logs confirmed the accuracy of the earlier data.  Following this confirmation, the Company drilled 6,370 meters in 25 RC holes and 1,571 meters in 6 core holes as an independent test of the data. Initial drill results were positive; verifying the grade, width, and location of historic results. An NI43-101 compliant resource estimate using both 2011 drill results and the historic data is expected to be completed in early 2012. Permitting is underway for a drilling program to expand the resource and to fill-in areas where the historic drilling is too widely spaced to be included in a resource estimate.

Midway filed an NI43-101 Technical Report on Mar 28, 2011 that included a non-compliant historic resource at Gold Rock of 344,770 ounces gold in 13.5 million tonnes grading 0.8 grams per tonne gold from International Mining Consultants, 1988. Midway is not treating the historical estimate as current mineral resources and the historical estimate should not be relied upon.

Tonopah Project

A core drilling program was conducted at the Tonopah project during the third quarter to define the true width and continuity of gold grades in veins and wall rock. This program was designed to test the geologic model before committing to a mine planning effort. A total of 3,962 meters was drilled in 26 holes to test areas of the Discovery, 121, Dauntless, and 63-77 gold zones. The drill results identified multiple high grade intercepts as well as multiple long gold intercepts. During 2012, drill results will be used to further evaluate and refine the deposit model.

Spring Valley Project

In May, 2011, Midway announced an updated mineral resource estimate for its Spring Valley project in Pershing County, Nevada. The updated resource includes Barrick’s 2009 and 2010 drill results.  The new estimate significantly increased the resource in the Measured and Indicated categories and added additional Inferred resources. Barrick, Midway’s partner at Spring Valley, reported that, through the third quarter of 2011, they had drilled a total of 10,244 meters in 29 reverse circulation (RC) holes, 1,051 meters of pre-collar RC in the upper levels of core holes, and 4,658 meters in 10 core holes. Barrick has increased participation of their Project Development group and Mine Site Exploration group as part of the initial stages of transitioning Spring Valley from a pure exploration project into a mine development project.  To accommodate a planned increase in operations, Barrick, expanded the project office in Lovelock, and initiated cultural and biological studies to support permitting for an expanded drilling area.

Spring Valley Project, Updated Resource, May 2011
0.14 g/t cutoff	Measured	Indicated	Inferred	Measured + Indicated
Tonnes (x1000)	59,032	85,793	103,935	144,825
Ounces Gold	931,000	1,229,000	1,971,000	2,160,000
Grade (grams/tonne)	0.49	0.45	0.59	0.46
Independent NI 43-101 Technical Report on Spring Valley by Gustavson Associates, LLC – May, 2011

Nevada Field Office

Midway's philosophy is to build strong local/regional management while creating and maintaining a small corporate group to concentrate on financing, corporate growth, financial consolidation, and reporting. To manage the exploration and development of the Nevada projects, Midway has increased the staff at its Ely field office under the supervision of Roger Gross, Vice President and General Manager of Nevada Operations. Field operations are managed by Eric LeLacheur, Nevada District Geologist, Andrew Weatherspoon, Regional Mining Engineer, and Andy Britton, Environmental Permitting Manager.

Corporate Management

In the corporate office, the company hired Fritz K. Schaudies as a full time Chief Financial Officer in Denver. Adam Riches was appointed to the office of Corporate Controller. The Honorable Tony Coelho, former member of the U.S. House of Representatives, was retained to provide strategic advice to the Company regarding its government relations initiatives and advocacy efforts.

Financing

In June, Midway closed a bought deal offering in Canada and the United States for aggregate gross proceeds of US$12 million. The company also joined the U.S. broad-market Russell 3000® Index. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the small-cap Russell 2000® Index as well as inclusion in the appropriate growth and value style indexes. In addition, the company was added to the Market Vector Junior Gold Miners (GDXJ) ETF in December 2011.

This release has been reviewed and approved for Midway by William S. Neal (M.Sc., CPG), Vice President of Geological Services of Midway, a "qualified person" as that term is defined in NI 43-101.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Director, President and COO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, reserve and resource estimates, estimated NPV of the project, anticipated IRR, estimated strip ratio, anticipated mining methods at the project, the estimated economics of the project, anticipated gold recoveries and annual production, estimated capital costs, operating cash costs and total production costs, planned development drilling and anticipated expansion of the resource, and the outcome of the permitting process. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold reserved and resources; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; risks related to projected project economics, recovery rates, and estimated NPV and anticipated IRR and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

Cautionary note to U.S. investors concerning estimates of reserves and resources: This press release and the technical reports referred to in this press release use the terms "resource", "reserve", "measured resources", "indicated resources" and "inferred resources", which are terms defined under Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system. Estimates of mineral resources in this press release and in the technical report referred to in this press release have been prepared in accordance with NI 43-101 and such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. Mineral resources are not mineral reserves and do not have demonstrated economic viability. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves as defined in the SEC's Guide 7. In addition, "inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures. It cannot be assumed that all or any part of mineral deposits in any of the above categories will ever be upgraded to Guide 7 compliant reserves. Accordingly, disclosure in this press release and in the technical reports referred to in this press release may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the SEC.